Exhibit 10.2

AGREEMENT TO CONVEY BENEFICIAL OWNERSHIP IN

NEWPORT HARBOUR LTD.

This Agreement is executed amongst Unicoin Inc., a Delaware corporation, having its mailing address at 228 Park Ave South, 16065, New York, NY 10003 (“Unicoin” or the “Company”); Kenneth Toppin, an individual, citizen of the Bahamas with passport no. AA115601, having an address of 14 Emery Street, Nassau, Bahamas (“K Toppin”); Monique Toppin, an individual, citizen of the Bahamas with passport no. AA113024, having an address of 14 Emery Street, Nassau, Bahamas (“M Toppin”); and Newport Harbour. Ltd, a Bahamian company with its registered address at Suite 200, Priderock Corporate Centre, East and Bay Streets (hereinafter referred to as “Newport” or “Investor Company”). K Toppin, M Toppin, and Sawyer shall together be referred to herein as the “Investors, and each as an “Investor.” Newport, Company, and Investors may together be referred to as the “Parties,” and each as a “Party.”

R E C I T A L S

WHEREAS, Investors, collectively, hold all the issued and outstanding shares of Newport Harbour Ltd.

WHEREAS, Newport owns the properties identified in Exhibit A attached hereto (the “Properties”), free and clear of any liens or encumbrances.

WHEREAS, Company desires to acquire the beneficial ownership of the Properties indirectly through the acquisition of the beneficial ownership interests of all the issued and outstanding shares of Newport (the “Investor Shares”).

WHEREAS, to facilitate the transfer of the beneficial ownership of the Properties to Company, Investors have agreed to transfer and convey the beneficial ownership of the Investor Shares to Company upon the closing of the transactions contemplated herein and in accordance with the terms and conditions set forth in this Agreement, in exchange for which Investors are to acquire rights to obtain unicoins.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

1.	DEFINITIONS

The Recitals above are true and correct and incorporated into this Agreement. Capitalized terms not otherwise defined above shall have the meaning as set forth elsewhere in this Agreement.

“Agreement”: shall mean these terms and conditions.

“Beneficial Rights”: shall mean those beneficial rights being conveyed to Company by Investors, as more particularly described in Sections 3.1(a) and 3.1(b).

“Contribution/Contributing” shall denote the Beneficial Rights to be conveyed to the Company, upon the transfer becoming legally binding in accordance with the terms and conditions herein, in exchange for the Unicoin Rights Certificates to be issued hereunder.

“Due Diligence”: shall mean the process of verification, investigation, or audit of the Properties, the Investor Shares, and the Investor Company that Company may conduct in order to confirm all relevant facts and financial information provided and declared as warranties by Investors, and to assess and quantify possible contingencies that may affect the value of the Properties, the Investor Company, or Investor Shares.

“unicoins”: shall mean the Unicoin cryptographic security tokens.

“Effective Date”: shall mean the first day when this Agreement is digitally signed by both Parties.

“Investor Shares”: shall mean all of the issued and outstanding shares of Investor Company owned by the Investors, as further detailed and allocated in Exhibit B attached hereto.

“Project”: shall mean the creation and development of the unicoins, completion of the technical, legal, regulatory and other aspects of the same, and the marketing, promotion and launch of the unicoin, including all costs associated therewith, and the growth and expansion of the unicoins and the unicoin ecosystem.

“Trust Declaration”: shall mean the trust declaration conveying the Beneficial Rights to Company to be evidenced by written instrument in the same form and substance as the trust declaration attached hereto as Exhibit C.

“Risk Factors”: shall mean the non-exhaustive list of material risk factors contained in the Unicoin Private Placement Memorandum.

2.	INTERPRETATION.

The clause headings are included for convenience only and shall not affect the interpretation of this Agreement. Any reference to “persons” includes natural persons, firms, partnerships, companies, corporations, associations, organizations, governments, states, governmental or state agencies, foundations, and trusts. Wherever the context so requires, the use of masculine pronouns shall include the feminine and neuter pronouns and vice versa, and words in the singular form shall include the plural and the plural the singular.

3.	CONVEYANCE OF BENEFICIAL RIGHTS, CONSIDERATION

3.1. Conveyance of Beneficial Ownership and Conversion Rights.

(a) Conveyance of Beneficial Ownership: Upon Closing (as defined below), Investors shall convey and assign to the Company, free and clear of all liens and encumbrances, the entire beneficial ownership interest in the Investor Shares (the “Beneficial Ownership Interest”). This conveyance shall be subject to the terms and conditions of this Agreement and shall be further elaborated upon in the Trust Declaration.

(b) Conversion Rights: In addition to the conveyance of the Beneficial Ownership Interest, Investors shall grant Company the irrevocable option (the “Conversion Rights”) to convert the Beneficial Ownership Interest to full, legal ownership of the Investor Shares upon the terms and conditions outlined in the Trust Declaration and as further provided herein.

(the “Beneficial Ownership Interest” and the “Conversion Rights” may also be referred to, together, as the “Beneficial Rights”).

3.2. Purchase Price, Consideration. The Parties agree that the valuation of the Beneficial Rights being conveyed to Company hereunder is equal to the appraised value, or two hundred seventy-six million one hundred sixty thousand U.S. dollars (US$276,160,000.00). The consideration payable by Company for the Beneficial Rights shall be in unicoins, or the rights to receive unicoins, representing 140% of the appraised value, or three hundred eighty-six million six hundred twenty-four thousand U.S. dollars (US$386,624,000.00). Therefore, as consideration for the Beneficial Rights being conveyed to Company hereunder, the Company shall allocate to the Investors seven hundred seventy-three million two hundred forty-eight thousand (773,248,000) unicoins (the “Allocated Unicoins”).

3.3. Management of Investors’ unicoin ledgers, Issuance of Unicoin Rights Certificate(s)

(a) Appointment of SPV: Investors irrevocably appoint New World Properties SPV, Inc. (“SPV”), a Bahamian registered company located at New Providence Global Financial Centre, East Bay Street, Nassau, Bahamas, as the exclusive agent for managing Investors’ unicoin ledgers and receiving the Allocated Unicoins upon issuance. This appointment is for Investors’ operational convenience and does not confer any rights, ownership, or authority over unicoins, the Company, the Property, or the Investor Company upon the SPV. The SPV acts as a service provider and is not a party to this Agreement. Investors are solely responsible for actions, omissions, liabilities, and expenses of the SPV related to the unicoin ledger or this Agreement. Any issues or disputes between the SPV and Investors are the sole responsibility of Investors, and Unicoin bears no liability. Investors shall indemnify and hold Unicoin harmless from claims arising from the SPV’s activities or its relationship with Investors. Unicoin retains absolute discretion to modify or terminate the arrangement with the SPV, at its sole election, if (i) the SPV violates any applicable law, rule, or regulation, or (ii) the SPV’s actions or omissions unreasonably impede Unicoin’s obligations herein. Such modification or termination does not prejudice the rights and obligations of Unicoin and Investors. Upon such termination, the Parties shall continue performing their respective obligations as if the SPV was never appointed as Investors’ agent for managing unicoin ledgers.

(b) Unicoin Rights Certificate(s): The Allocated Unicoins will be represented by “Unicoin Rights Certificate(s),” reflecting the total number of unicoins to be received by Investors hereunder. Each Investor authorizes the SPV to receive the Unicoin Rights Certificate(s) on their behalf, subsequently allocating the number of unicoins to each Investor according to the Investor’s ownership percentages. Investors agree that the receipt of the Unicoin Rights Certificate(s) by the SPV will constitute full performance by the Company under this agreement and serve as payment in full for all rights conveyed to the Company herein. Unicoin reserves the right in its sole discretion to issue one or more Unicoin Rights Certificates, either in the name of the SPV or in the name of each Investor, for the total number of Allocated Unicoins.

4.	CLOSING

4.1. Closing Conditions and Due Diligence

(a) The Company shall have the right to perform its Due Diligence commencing on the Effective Date for a period of 60 days (the “Due Diligence Period”). Prior to expiration of the Due Diligence Period, Company may decide to conduct the Due Diligence for a shorter period by providing written notice to the Investor. The Beneficial Rights must be conveyed to the Company by Investors within 10 days after the completion of the Due Diligence (the “Closing”). The term “Closing” refers to the completion of the transfer of Beneficial Rights as specified in this Agreement, subject to the satisfaction of all Closing Conditions detailed in Section 4.1(b) and compliance with the closing deliverables specified in Section 4.2. The Closing may be extended fos such time as the Parties may mutually agree in writing.

(b) Closing Conditions: The Closing of the transactions contemplated by this Agreement shall occur upon satisfaction of all the following conditions (the “Closing Conditions”):

(i) Execution of this Agreement by all Parties.

(ii) Due Diligence Completion: Expiration of the Due Diligence Period without Company exercising its right to terminate this Agreement.

(iii) Before Closing, each Investor shall execute a custodian agreement with the Custodian (the “Custodian Agreement”) and deliver the executed copy to Company. The Custodian Agreement shall outline the terms and conditions governing the custodianship arrangement, including the Custodian’s responsibilities, the rights of the Company, and any other relevant provisions related to the secure holding of the Share Certificates. The Agreement shall be in a form and substance reasonably satisfactory to the Company, ensuring compliance with the terms of this Agreement and the Trust Declaration.

(iii) Investors’ Closing Deliverables: Delivery of those Closing Deliverables by Investors as specified under Section 4.2(a).

4.2. Closing Deliverables:

(a) Investors’ Closing Deliverables: At Closing, each Investor shall deliver to Company:

(i) Trust Declaration: Each Investor shall deliver to the Company the Trust Declaration. The Trust Declaration shall adhere to the terms outlined in Section 5 of this Agreement and shall be in the same form and substance as the trust declaration provided in Exhibit C.

(ii) Share Certificates: Each Investor shall deliver to the Custodian, as defined below, his share certificate(s) representing the number of shares he holds in Investor Company as set forth in Exhibit B (the “Share Certificates”). Each Share Certificate shall bear the following written endorsements (the “Endorsements”): Name, address, and contact information of Company, designating the Company as “Beneficial Owner;” instructions indicating that shares are held in accordance with the Trust Declaration, date of Trust Declaration, along with any other information as may be required under applicable laws.

(iii) Investor Company’s Resolutions appointing Unicoin, Inc. as Investor Company’s new Director, replacing all prior directors.

(iv) Other Instruments: Additionally, each Investor shall provide any other customary instruments of transfer or assignment, filings, or documents, in a form and substance reasonably satisfactory to the Company, as may be necessary to give effect to this Agreement.

(b) Once all Closing Conditions are met to the satisfaction of Company, Company shall deliver to the SPV the Unicoin Rights Certificate(s) as set forth in Section 3.3 (b).

4.3. The Custodian: The Parties shall jointly appoint a custodian (the “Custodian”) to securely hold the Share Certificates of Investors with the Endorsements, along with all other governing documents of Investor Company, including minutes, resolutions, shareholder agreements, by laws, and articles (together the “Company Records”). The Custodian shall retain the Share Certificates for the benefit of the Company, in accordance with the terms and conditions specified in the Trust Declaration outlined herein. Company shall have the absolute right, at any time, to inspect the Share Certificates and Company Records before Closing (as part of its due diligence), and after Closing while in custody of the Custodian.

5.	TRUST DECLARATION

5.1. Each Investor shall execute and deliver to the Company a trust declaration, in the form attached as Exhibit C to this Agreement (the “Trust Declaration”). The Trust Declaration shall convey to Company Beneficial Rights over the Investor Shares, in accordance with the terms and conditions specified therein.

5.2. The Trust Declaration shall be deemed an integral part of this Agreement, and any breach or violation of its terms shall be considered a breach of this Agreement. The Trust Declaration, once executed, shall be irrevocable, binding on the Parties, and enforceable in accordance with applicable laws. The Parties acknowledge and agree that the Trust Declaration is a key document governing the transfer of beneficial ownership and shall be subject to the laws of the jurisdiction in which the Investor Company is incorporated.

6.	THE PROPERTIES, COLLATERAL

6.1. The Beneficial Rights, including the economic benefits acquired by Company pursuant to this Agreement, are expressly tied to and dependent upon the ownership and rights associated with the Properties described in Exhibit A. Any transfer, sale, or encumbrance of the Properties without the prior written consent of Company shall be considered a material breach of this Agreement. The Parties, however, have agreed to enter into a non-binding letter of understaffing to explore possible lease arrangements and exploit the economic benefits of said Properties, and to share on the profits under a lease arrangement acceptable to Company.

6.2. Newport Harbour, Ltd. agrees to maintain accurate and complete books and records pertaining to the Properties, including but not limited to financial records, bank accounts, deeds, and tax records (together, the “Books and Records”). The Company shall have the right to access and audit Books and Records at any time during normal business hours upon reasonable notice. Newport Harbour, Ltd. shall cooperate fully with any such audit and provide all necessary assistance, information, and documentation requested by the Company to ensure the accuracy and completeness of such records. Company shall have such audit and inspection rights before Closing (as part of its due diligence), and after Closing.

6.3. To secure the economic benefits granted to Company as it pertains to the Properties, Newport Harbour, Ltd. hereby grants to Company a security interest in the Properties. This security interest shall become effective upon Closing. Newport Harbour, Ltd. agrees to execute any additional documents necessary to perfect and record this security interest as required by applicable law. In the event of default by Newport under this Agreement, Company shall have the right to enforce its security interest by using the Properties as collateral and taking any action against the collateral as a secured party. A default by Newport occurs when: (i) it attempts to lease, transfer, convey, or encumber the Properties without the prior written consent of Company; (ii) it attempts to gain any economic benefit from the Properties without the prior written consent of the Company; (iii) it makes a material misrepresentation or omission in connection with the Properties, the Books and Records, or this Agreement. Upon the occurrence of any default by Newport, Company shall have the right to enforce the security interest, in addition to any other remedies available under applicable law. Newport further agrees to promptly notify Company of any attempt by a third party to assert a claim against the Properties or to take any action that may affect Company’s security interest.

7.	REPRESENTATIONS

The individual representations and warranties set forth below shall be deemed made by each Investor for himself and not on behalf of any other person:

7.1. Investors each have full legal capacity, power, and authority to execute and deliver this Agreement and to perform their respective obligations hereunder.

7.2. This Agreement constitutes a valid and binding obligation of each Investor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

7.3. Each Investor enters into this Agreement for its own account, not as a nominee or agent for any other person.

7.4. This Agreement does not constitute an offer, promotion, invitation, or solicitation for investment purposes, and the private placement memorandum for Unicoin’s ongoing pre-sale, as well as its filings with the U.S. Securities and Exchange Commission, contain a description of the unicoins and the risks involved in purchasing them.

7.5. Each Investor acknowledges that he has such knowledge and experience in technology and financial and business matters that it is capable of evaluating the merits and risks of entering into this Agreement and is able to bear the economic risk of such participation for an indefinite period of time.

7.6. Investors each declare that they are not “U.S. Persons” as defined in Regulation S of the Securities Act of 1933, as amended.

7.7. By signing this Agreement and/or by receiving, using, and holding Unicoins, each Investor represents and warrants that he:

(a) Understands and agrees that it shall be solely responsible for any resulting transaction costs, including tax liabilities.

(b) Understands that the value of unicoins may experience volatility or depreciate.

(c) Agrees to cooperate fully with Unicoin and to execute additional agreements as requested by Unicoin in order to legally secure, document, and record Unicoin’s ownership of the Beneficial Rights being transferred by such Investor to Unicoin.

7.8. Each Investor understands and accepts that, despite the reasonable efforts of the Company and its related entities involved in developing, allocating, and issuing the unicoins, the Project may encounter technical, operational, commercial, regulatory, or other unforeseen challenges that could lead to its failure (“Project Failure”). In such a scenario, the unicoins may not be created, and this Agreement and/or the unicoins may become unusable and/or worthless. In the event of a Project Failure, or if unicoins are not created and listed on crypto exchanges within six months from the date of Closing, this Agreement shall be declared null and void ab initio, without imposing any liability on any Party. Consequently, the respective Contributions shall be promptly returned to the respective Investors, thereby restoring the Parties to their pre-transaction positions.

8.	REPRESENTATIONS AND COVENANTS REGARDING INVESTOR COMPANY AND INVESTOR SHARES

8.1. Each Investor, for and on behalf of himself and not on behalf of any other person, warrants and represents that:

(a) he owns and holds the Investor Shares allocated to him as set forth in in Exhibit B; and that he holds such Investor Shares free and clear of any liens, encumbrances, or claims, and without any restrictions.

(b) without the prior express written consent of Unicoin, Investor shall not authorize, create, or issue any new shares in Investor Company, irrespective of class. This prohibition extends to common stock, preferred stock, any securities convertible into stock, and any other security or financial instrument that may have the effect of diluting the ownership stakes of the Investor Shares. Any creation, authorization, or issuance of new shares committed in breach of the terms stated in this provision shall be considered null and void ab initio.

(c) that he has obtained all the required authorizations and consents required to carry out the respective transactions as contemplated herein; and that neither the execution nor the fulfillment of the obligations described therein (i) contravenes the articles of incorporation, bylaws, shareholder agreements, or similar instruments as it pertains to the Investor Shares or Investor Company, (ii) contravenes or violates a law, decree, resolution or judicial, administrative or arbitral order or ruling to which he is a party, or (iii) constitutes a breach of the terms of a contract, agreement or agreement of importance to which he is a party.

8.2. Investor Company, for and on behalf of itself, and not on behalf of any other person, warrants and represents that:

(a) Investor Company holds legal and beneficial title to the Properties as detailed in the attached Exhibit A, free from any liens, encumbrances, or claims.

(b) without the prior express written consent of Unicoin, Investor Company shall not authorize, create, or issue any new shares in Investor Company, irrespective of class. This prohibition extends to common stock, preferred stock, any securities convertible into stock, and any other security or financial instrument that may have the effect of diluting the ownership stakes of the Investor Shares. Any creation, authorization, or issuance of new shares committed in breach of the terms stated in this provision shall be considered null and void ab initio.

(c) Investor Company has obtained all the required authorizations and consents, and it has the corporate capacity required to carry out the respective transactions as contemplated herein; and that neither the execution nor the fulfillment of the obligations described therein (i) contravenes its articles of incorporation, bylaws, shareholder agreements, or similar instruments, (ii) contravenes or violates a law, decree, resolution or judicial, administrative or arbitral order or ruling to which it is a party, or (iii) constitutes a breach of the terms of a contract, agreement or agreement of importance to which it is a party.

(d) Investor Company agrees to cooperate with Unicoin, and to execute additional agreements as may be reasonably be requested by any parties in order to consummate the Closing of the transactions contemplated herein in a manner that is consistent with the terms of this Agreement.

9.	PROVISION OF INFORMATION, TERMINATION & RETURN OF CONTRIBUTIONS

9.1. Unicoin may nullify this Agreement in the event that (i) it becomes aware that there have been material misrepresentations or omissions, including without limitation, misrepresentations or omission made in regards to the Properties, the Investor Shares, or Investor Company; (ii) Investors fail to fulfill their closing obligations as specified in Section 4 and its sub-sections, (iii) Unicoin determines, after completing its Due Diligence, that other factors exist that Unicoin reasonably determines present an unacceptable risk to Unicoin, or (iv) Project Failure.

10.	TERM.

10.1. This Agreement will take effect from the Effective Date and continue until terminated in accordance with the terms of this Agreement and/or Project Failure.

11.	LIABILITIES

11.1. Liability Limitations: Unicoin’s obligations under this Agreement do not constitute personal obligations of the officers, directors, employees or agents of Unicoin. Unicoin’s liability arising under this Agreement, whether in contract, tort (including negligence) or for breach of statutory duty or in any other way shall only be for direct damages and shall not exceed the Contribution.

12.	MISCELLANEOUS

12.1. All notices pertaining to this Agreement will be given to email addresses used by the Parties to Docusign this Agreement.

12.2. Governing Law: Except as otherwise provided in the Trust Declaration with regard to the trust created thereby, this Agreement (including any variation or modification thereto) shall be governed by and construed in accordance with the laws of the State of Delaware. The Parties hereto irrevocably agree that the Delaware courts shall have exclusive jurisdiction to determine any claim, dispute, or matter arising out of, or in connection with, or concerning this Agreement or its enforceability, except to the extent the Trust Declaration explicitly provides for the application of laws of another jurisdiction.

12.3. Severability: whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law but, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such provision will be ineffective only to the extent of such invalidity, or unenforceability, without invalidating the remainder of this Agreement or any other provision hereof.

12.4. Entire Agreement: this Agreement embodies the complete agreement and understanding of the Parties hereto with respect to the subject matter hereof and supersedes any prior or subsequent oral or written agreement or understanding between the Parties in relation to such subject matter.

12.5. Reliance and Waiver: the Parties acknowledge and agree that in entering into this Agreement, they have not relied on any statement, representation, guarantee warranty, understanding, undertaking, promise or assurance (whether negligently or innocently made) of any person (whether party to this Agreement or not) other than as expressly set out in the Agreement. Each Party irrevocably and unconditionally waives all claims, rights and remedies that, but for this clause, it might otherwise have had in relation to any of the foregoing. Nothing in this clause shall limit or exclude any liability for fraud.

12.6. Survival of Provisions: Notwithstanding the Closing provisions, any provision that, by its nature, should survive such Closing shall continue in full force and effect. Such surviving provisions include, but are not limited to, those relating to the security interest in the collateral, the provisions relating to the Custodian and right to inspect Investor Shares and Company Records, and any obligations or rights that, by their nature, extend beyond the Closing.

[SIGNATURES TO FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound, have caused their proper and duly authorized officers to execute and deliver this document as of the day and year first the last Party signs it.

UNICOIN INC.

By:	/s/ Alex Konanykhin
Alex Konanykhin, CEO
Email: ak@unicoin.com
Date:	1/24/2024

INVESTORS:

/s/ Kenneth Toppin
Printed Name:	Kenneth Toppin
Email:	ktoppin07@gmail.com
Date:	1/24/2024

/s/ Monique Toppin
Printed Name:	Monique Toppin
Email:	moniquetoppin@gmail.com
Date:	1/24/2024

Newport Harbour Ltd.

By:	/s/ Kenneth Toppin
Printed Name:	Kenneth Toppin
Title:	President
Date:	1/24/2024

NEW WORLD PROPERTIES SPV, INC., solely for the purpose of acknowledging its designated role and the terms and conditions set forth in Section 3.3 of this Agreement, without becoming a Party hereto.

By:	/s/ Armando Rubio
Printed Name:	Armando Rubio
Title:	Director
Email:	vanguardhealth@usa.com
Date:	1/24/2024

[SIGNATURE PAGE TO AGREEMENT TO CONVEY BENEFICIAL OWNERSHIP IN NEWPORT HARBOUR LTD]

Exhibit A

“Properties”

1) 5258 Acres in the “Settlement of Mangrove Cay” in Andros Island, one of the islands of the Commonwealth of the Bahamas, which includes all those tracts of land more particularly described in the “Confirmatory Conveyance of June 30, 2005” (the “Conveyance”) from the Commonwealth of the Bahamas, New Providence, recorded in book 11160 Pages 001 to 012, to wit:

(i) 750 acres bounded by N by sea, E.by Joseph Evans Grant, S.by vacant land, W.by vacant land (Crown Grant to Thomas Hodgson) Grant Book F 19 Nov. 14, 1789

*sold by provost marshal to Earl of Dunmore, who conveyed Land with improvements to Alexander Murray)

Registrar: G-3 - 243

(ii) 1,500 acres (£400) opposite Little Mangrove Cay N. by Sea, E. by John Kemp, W. by other land of Asa Driggs, S vacant.

Registrar: D3-P. 398-401

(iii) 1,500 (£1240) acre Joseph Evans Jr. grant on sea, E. by John Kemp, by Hodgson, S. vacant

Registrar: H3-P. 30-33

(iv) 800 acre Prospect Hill Plantation N. by Thomas Hodgson, E. by Joseph Eavens, S. Vacant, W. by Daniel Driggs, (being½ Moiety)

Registrar: Y3-P. 138

2) 340 Acres in the settlement of Knowles on the island of Cat Island, one of the islands of the Commonwealth of the Bahamas, which includes all those tracts of land more particularly described in the “Confirmatory Conveyance of June 30, 2005” (the “Conveyance”) from the Commonwealth of the Bahamas, New Providence, recorded in book 11160 Pages 001 to 012, to wit:

ALL THOSE pieces parcels or lots of land containing 340 acres in the settlement of Knowles on the island of Cat Island, one of the islands of the Commonwealth of the Bahamas. Deed E 45; Grantee James Kowles; Registrar K1-P73.

EXHIBIT B

“Investor Shares”

The Investor Shares consist of:

1. 4,995 shares of 5,000 shares of Newport Harbour Ltd, a company duly registered under the laws of the Commonwealth of The Bahamas No. 34033. These shares are represented by Stock Certificate(s) No.: 3 held by Kenneth Toppin as the legal and beneficial owner, without restrictions; and

2. 5 shares of5,000 shares of Newport Harbour Ltd,, a company duly registered under the laws of the Commonwealth of The Bahamas No.34033. These shares are represented by Stock Certificate(s) No.:_4, held byMonique Toppin as the legal and beneficial owner, without restrictions.

EXHIBIT C

“Declaration of Trust with Conversion Rights”

[To Follow on Next Pages]

DECLARATION OF TRUST WITH POWER OF ATTORNEY –

SHARES IN NEWPORT HARBOUR LTD.

This Trust Declaration made as of ____________ (Date), by and between ________________ (“Trustee”) and Unicoin, Inc., a Delaware Corporation having its mailing address at 228 Park Ave South, 16065, New York, NY 10003 (“Beneficiary”).

WHEREAS, ____________________ (or “Trustee”) is a stockholder of record of Newport Harbour Ltd., (or “Newport”), a Bahamian company duly organized and existing under the laws of _______________________, having its principal business address at ______________________________;

WHEREAS, the Trustee is the registered owner of ___________ shares (or the “Shares”) of Newport Harbour, Ltd. which are represented by share certificate(s) ________________;

WHEREAS, the Trustee, having said Shares placed in his/her name for the benefit of the Beneficiary, the latter having paid sufficient consideration, the intent being that the Trustee shall hold said shares only for and in behalf of and in trust for the Beneficiary as set forth in this declaration of trust;

NOW, THEREFORE, this Declaration of Trust Witnesses as follows:

1. Trustee holds naked title to the Shares for and on behalf and in trust for the Beneficiary upon the terms and conditions hereinafter provided.

2. The Trustee shall hold in trust for the benefit of the Beneficiary, the Beneficiary’s successors and assigns, the Shares and all additional shares and other securities of Newport from time to time received by reason of holding the Shares.

3. The Trustee shall hold in trust for the benefit of the Beneficiary, all dividends, bonuses, moneys, and other rights or benefits accrued or to accrue upon or in respect of the Shares. Trustee shall account for, dispose of, or remit said amounts and dividends to the Beneficiary in such manner the Beneficiary may from time to time direct the Trustee.

4. The Trustee covenants agrees to exercise all voting and other rights pertaining to the Shares in such manner as the Beneficiary may from time to time direct the Trustee, and to execute all proxies requested by the Beneficiary to enable the latter to exercise the voting rights pertaining to the Shares.

5. The Trustee shall enter into, execute and deliver as nominee for the Beneficiary only, all such documents, instruments and other agreements as may from time to time be requested by the Beneficiary in connection with the Shares;

6. The Trustee shall promptly transmit to the Beneficiary all notices, claims, demands or other communications which the Trustee receives relating to the Shares, including notices of shareholder meetings.

7. The Trustee shall not sell, transfer, assign or pledge the Shares or any interest therein, except that the Trustee hereby irrevocably constitutes the Beneficiary or the Beneficiary’s designee or representative as the Trustee’s attorney-in-fact, with power to assign, transfer and convey the Shares in favor of the Beneficiary or any other person or persons designated by the Beneficiary, without any valuable consideration therefor, and for that purpose, to make and execute all necessary acts of assignment thereof, hereby ratifying and confirming all that said attorney-in-fact of the Trustee shall lawfully do by virtue hereof. At the request of the Beneficiary, the Trustee likewise agrees to do all things necessary or appropriate to complete the transfer of the recorded ownership of the Shares to and in favor of the Beneficiary or its designee. For this purpose, the Trustee hereby authorizes the Corporate Secretary of Newport to make the corresponding transfer of the Share in the stock and transfer book of the Corporation from the Trustee’s name to that of the Beneficiary or the Beneficiary’s designee at any time upon Beneficiary’s request.

8. This Trust Declaration is irrevocable except by the express written consent of the Beneficiary. The Trustee hereby waives any right to revoke or amend this trust except as expressly provided herein, and agrees that no such revocation or amendment shall be effective without the written consent of the Beneficiary.

9. Conversion. The Beneficiary shall have the irrevocable option (the “Conversion Rights”) to convert its beneficial ownership to full, legal ownership of the Shares without any further payment or consideration from Beneficiary, except for the consideration paid by Beneficiary for the Beneficial Interests granted to Beneficiary hereunder. The Conversion Rights may be exercised by Beneficiary by providing Trustee with reasonable, advance notice of its intent to exercise its Conversion Rights hereunder. Upon Beneficiary exercising its Conversion Rights, this Trust Declaration shall automatically terminate, and full, legal ownership of the Shares shall automatically vest in the Beneficiary without additional consideration. The necessary legal and transfer documentation, including but not limited to updated share certificates and any required filings, shall be completed promptly following the Beneficiary’s notice exercising its Conversion Rights. Trustee shall cooperate and promptly take all necessary actions to effectuate such conversion upon written notice from the Beneficiary.

10. The Beneficiary hereby releases the Trustee from any and all liability that the Trustee may incur in respect of any action taken by the Trustee either pursuant to the authorization or direction of the Beneficiary or pursuant to the terms of this Declaration of Trust. The Beneficiary shall indemnify and hold the Trustee harmless from all liabilities of any kind and character that may arise out of any act or omission by the Trustee pursuant to the terms of this Declaration of Trust.

11 This Trust Declaration shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and assigns.

12. Notices. Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or a recognized over night delivery service such as FedEx.

If to the Trustee: _____________________________________________________.

If to the Beneficiary: Attention, Alex Konanykhin, 228 Park Ave South, 16065, New York, NY 10003, with copies to be delivered by e-email to Beneficiary’s counsel at e.serrano@unicoin.com, attention Eduardo Serrano, or at such other address that Beneficiary may designate in writing by notice hereof from time to time.

13. Death or Disability. In the event of death or disability of the Trustee, this Declaration of shall automatically terminate and full, legal ownership of the Share shall automatically vest in the Beneficiary without further act or deed, or additional consideration.

14. No Waiver. The waiver or failure of either party to exercise in any respect any right provided in this agreement shall not be deemed a waiver of any other right or remedy to which the party may be entitled.

15. Entirety of Agreement. The terms and conditions set forth herein constitute the entire agreement between the parties and supersede any communications or previous agreements with respect to the subject matter of this Agreement. There are no written or oral understandings directly or indirectly related to this Agreement that are not set forth herein. No change can be made to this Agreement other than in writing and signed by both parties.

16. Governing Law. This Trust Declaration shall be construed and enforced according to the laws of the of _______________________. Trustee warrants that this Trust Declaration is legal, valid, and enforceable under the laws of _____________________, and further undertakes to promptly notify the Beneficiary of any changes in circumstances that may affect the legality or enforceability of the Trust Declaration.

17. Headings in this Agreement. The headings in this Agreement are for convenience only, confirm no rights or obligations in either party, and do not alter any terms of this Agreement.

18. Severability. If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

In Witness whereof, the parties have executed this Agreement as of the date first written above.

/s/
Trustee		Witness

Notary Signature and Seal:

/s/
Beneficiary		Witness

Notary Signature and Seal:

AMENDMENT NO. 1 TO “AGREEMENT TO CONVEY BENEFICIAL OWNERSHIP IN NEWPORT HARBOUR LTD.”

This Amendment (the “Amendment”) is made and entered into as of March 25, 2024, by and amongst: Unicoin Inc., a Delaware corporation, having its mailing address at 228 Park Ave South, 16065, New York, NY 10003 (“Unicoin” or the “Company”); Kenneth Toppin, an individual, citizen of the Bahamas with Passport No. AA115601, having an address at 14 Emery Street, Nassau, Bahamas (or “K Toppin”); Monique Toppin, an individual, citizen of the Bahamas with Passport No. AA113024, having an address at 14 Emery Street, Nassau, Bahamas (or “M Toppin”); and Newport Harbour Ltd., a Bahamian company with its registered address at Suite 200, Priderock Corporate Centre, East and Bay Streets (hereinafter referred to as “Newport” or “Investor Company”). M Toppin and K Toppin may also be referred to, together as “Investors,” and each as an “Investor.” Investors, Unicoin, and Newport may be referred to together as the “Parties,” and each as a “Party.”

RECITALS:

WHEREAS, the Parties entered into that certain agreement titled “Agreement to Convey Beneficial Ownership in Newport Harbour Ltd.” (the “Agreement”) on January 24, 2024. The Agreement is incorporated hereto by reference.

WHEREAS, Investors have now provided Unicoin with a legal opinion letter dated March 25, 2024 (the “Opinion Letter”), which the Parties wish to use as an inducement to Closing.

WHEREAS, the Parties wish to amend the Closing provisions of the Agreement, and to include other modifications as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	That all the above recitations are true and correct and incorporated into this Amendment.

2.	Capitalized terms not otherwise in this Amendment shall derive their meaning from the definitions provided in the Agreement.

3.	The Agreement is hereby amended to include the Opinion Letter, attached hereto, as Exhibit D to the Agreement.

4.	The Agreement is hereby amended to include the following paragraph under Section 4.2(c):

Investors have provided the Opinion Letter, attached hereto as Exhibit “D,” addressing certain legal matters pertinent to this Agreement. The Parties agree that the Opinion Letter constitutes a material inducement for Unicoin to proceed with the Closing contemplated herein. The Parties further acknowledge that Unicoin is relying upon the representations and opinions contained in the Opinion Letter in completing its due diligence investigations. The Parties affirm that Unicoin will proceed with the Closing based on the information and assurances provided in said Opinion Letter. If at any time Unicoin finds that the Opinion Letter is incomplete, inaccurate, or otherwise deficient, it may terminate this Agreement as provided under Section 9.1(iii).

5.	Section 4.1(b)(iii) is hereby deleted in its entirety and replaced with the following:

Investors’ Closing Deliverables: Delivery of those Closing Deliverables by Investors as specified under Section 4.2(a).

6.	Section 4.2(a)(ii) and Section 4.2(a)(iii) are hereby deleted in their entirety, and Section 4.2(a)(iv) shall be renumbered as Section 4.2(a)(ii).

7.	Section 4.3 of the Agreement is hereby deleted in its entirety, and replaced with the following:

4.3.	Governmental Approvals and Post-Closing Compliance:

(a)	Each Investor shall hold his or her share certificate(s) representing the number of shares in Investor Company as set forth in Exhibit B (the “Share Certificates”) for the Benefit of Unicoin, and pursuant to the Trust Declaration. Each Share Certificate shall bear the following written endorsements (the “Endorsements”): Name, address, and contact information of Company, designating the Company as “Beneficial Owner;” instructions indicating that shares are held in accordance with the Trust Declaration, date of Trust Declaration, along with any other information as may be required under applicable laws. Investors shall hold such Share Certificates until such time that the Parties are able to obtain the necessary governmental approvals and/or registrations, including approval from the Bahamas Foreign Investment Board, and the Bahamas Central Bank, as needed (together, the “Governmental Approvals”), and until all governmental fees, taxes, and charges are paid. Following the satisfaction of these conditions, the Share Certificates and Company Records shall be released to Unicoin as provided in the Trust Declaration.

(b)	The Parties agree to promptly and diligently pursue all necessary actions and fulfill all obligations required to obtain the aforementioned Governmental Approvals and necessary registrations. The Parties shall cooperate fully with each other to ensure timely compliance with all such requirements.

(c)	Upon obtaining all necessary Governmental Approvals, Investors and Investor Company shall undertake all other necessary actions to facilitate the transfer of the Beneficial Rights to Unicoin. Such actions include, but are not limited to, the removal of officers and directors and the appointment of new ones as instructed by Unicoin in writing, updating corporate records and ledgers to accurately reflect the change in beneficial ownership, making any necessary filings with the applicable governmental and local registries, revocation of powers of attorneys related to the transfer of ownership, and providing any notices as may be required by law to ensure the complete transfer of ownership and control in accordance with all relevant legal obligations and regulations. These obligations of Investors and Investor Company shall remain in effect beyond Closing, until Company is reasonably satisfied that all requisite actions have been diligently executed and all regulatory requirements pertaining to the transfer of the Beneficial Rights to Unicoin have been fully met.

(d)	Investors further acknowledge and agree that it is responsible for all taxes, duties, levies, and similar charges, including fines and late fees (together “Tax Obligations”) imposed by any governmental authority in connection with the transaction contemplated herein, to the extent permitted by law. Investors agree to timely pay and discharge all Tax Obligations applicable to it arising out of or related to the transaction. In circumstances where the law requires or permits Investors to pay such taxes on behalf of Company, Investors agree to do so to the extent permitted by law. Investors, jointly and severally, agree to indemnify and hold harmless Company from and against any and all claims, liabilities, losses, damages, costs, and expenses (including reasonable attorneys’ fees) arising from or in connection with any failure to comply with such Tax Obligations.

8.	The Agreement is hereby amended to include the following paragraph under Section 7.9:

Each Investor hereby acknowledges that it has reviewed and understands the Opinion Letter. Each Investor acknowledges and agrees that the representations and opinions contained in the Opinion Letter are true and correct to the best of their knowledge, information, and belief. Each Investor hereby agrees to indemnify, defend, and hold harmless Company, its affiliates, directors, officers, employees, agents, and representatives from and against any and all claims, liabilities, losses, damages, costs, and expenses (including reasonable attorneys’ fees) arising out of or related to any inaccuracies or deficiencies in the Opinion Letter.

9.	Non-Party Acknowledgment: New World Properties SPV, Inc. re-acknowledges its designated role and the terms and conditions set forth in Section 3.3 of the original Agreement, solely for the purposes stated therein, without becoming a Party to the Agreement or to this Amendment.

10.	Effectiveness of Amendment: Except as modified herein, all other terms, covenants, obligations, and provisions of the Agreement shall remain unaltered, shall continue in full force and effect, and are hereby ratified, approved, and confirmed by the Parties in every respect.

11.	Signatures: This Amendment may be signed in several counterparts, but all when taken together shall constitute but a single document when executed by all Parties. Electronic signatures, and signatures received by electronic email or facsimile, shall be accepted and deemed as original signatures of the Party signing.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound, have caused their proper and duly authorized officers to execute and deliver this document as of the date first above written.

[SIGNATURE PAGE TO FOLLOW]

UNICOIN, INC.

By:	/s/ Alex Konanykhin
Alex Konanykhin, CEO
Email: ak@unicoin.com

INVESTORS:

/s/ Monique Toppin
Printed Name: Monique Toppin
Email: Moniquetoppin@gmail.com

/s/ Kenneth Toppin
Printed Name: Kenneth Toppin
Email: ktoppin07@gmail.com

NEWPORT HARBOUR, LTD.

By:	/s/ Kenneth Toppin
Printed Name: Kenneth Toppin
(email: ktoppin07@gmail.com)
Title:	President

NEW WORLD PROPERTIES SPV, INC., solely for the purpose of acknowledging its designated role and the terms and conditions set forth in Section 3.3 of this Agreement, without becoming a Party hereto.

By:	/s/ Armando Rubio
Printed Name: Armando Rubio
Title: Director
Email: vanguardhealth@usa.com

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO “AGREEMENT TO CONVEY BENEFICIAL OWNERSHIP IN NEWPORT HARBOUR LTD”]

LEGAL OPINION LETTER FROM BARRY A. SAWYER

[to follow on next page]

BARRY A. SAWYER

ATTORNEY-AT—LAW

#43 HAWKINS HILL

P.O. BOX N-10463

NASSAU,THE BAHAMAS.’

TELEPHONE: (242) 805-4175

F.MAIL: barryandsaw@gmail.com
basclerica@gmail.com

25th March, 2024

Mr. Eduardo Serrano
777 Brickell Ave

Suite 500

Miami, Florida 33131

Dear Mr. Serrano,

Re: Opinion on Declaration of Trust

I am counsel and attorney of the Supreme Court of The Bahamas in my twenty-eight years of practice. The areas of my practice are diverse and include land law and conveyancing, company law, commercial law and civil litigation and criminal law. Accordingly, I render this Opinion based on my knowledge and expertise of Bahamian law,

I have been asked to render my opinion on whether the Declaration of Trust executed by the Shareholders of Newport Harbour Ltd., and on whether the Declaration of Trust executed by the Shareholders of and Long Island Investments Ltd., to Unicoin Inc., is effectual.

The agreement executed by Long Island Investment Ltd., and Newport Harbour Ltd., and Unicoin provides that in the event six (6) months expires and there is no activity by Unicorn relative to the shareholdings in (LIIL) or (NHL) the agreement will terminate.

The Declarations of Trust are prima facie the transfer of the beneficial interest in both companies to Unicoin Inc.. Consequently, I am of the view that Unicoin is able to utilize the shareholding of both companies to its beneficial use.

Once the shares are utilized by Unicoin for any purpose it will be necessary for the parties to obtain the Foreign Investments Board approval, Exchange Control approval and to pay the requisite Government fees upon the registration of Unicoins beneficial interest in the share capital.

The requirement for granting Investment Board approval is that the government will vet Unicoin and its principals for legitimacy and if approved will grant the company ‘approved investor status’. After which the government will instruct the Central Bank to grant exchange controls approval for investment purposes.

In the event that Unicoin is prepared to enter into a Debenture and Floating Charge with (LIIL) and (NHL) the stamp duty will be one (1%) percent of the consideration.

In the event the Government agencies determine that the transfer of these shares take effect from the execution of Declarations of Trust there can be a penalty of Two Hundred and fifty Thousand Dollars ($250,000.00) assessed for delayed compliance together with payment of all taxes. The nature of this agreement between the parties will not attract any criminal liabilities against Unicoin, LIIL, NHL or the SPV.

There is no evidence of deliberate intent on the part of the parties to defraud the government of taxes. Hence, without clear evidence of deliberate intent there can be no criminal repercussions.

Please do not hesitate to contact me should you have further questions relative to the foregoing.

Yours sincerely,

/s/ Barry A. Sawyer
Barry A. Sawyer

BAS/kkb

COMBINED TRUST DECLARATION FOR SHARES IN

NEWPORT HARBOUR LTD.

[Document To Follow]

COMBINED TRUST DECLARATION FOR SHARES IN NEWPORT HARBOUR LTD.

This Combined Trust Declaration (the “Trust Declaration” or the “Declaration”) is made as of March 25, 2024 (Date), by and amongst:

Kenneth Toppin, an individual, citizen of the Bahamas with Passport No. AA115601, having an address at 14 Emery Street, Nassau, Bahamas (“Kenneth Toppin”); and

Monique Toppin, an individual, citizen of the Bahamas with Passport No. AA113024, having an address at 14 Emery Street, Nassau, Bahamas (“Monique Toppin”),

collectively acting as trustees of their combined shares (hereinafter referred to as the “Trustees”);

and

Unicoin, Inc., a Delaware Corporation having its mailing address at 228 Park Ave South, 16065, New York, NY 10003 (“Beneficiary” or “Beneficial Owner”).

RECITALS

WHEREAS, Trustees are the shareholders of record of Newport Harbour, Ltd., (or “Newport”), a Bahamian company duly organized and existing under the laws of the Commonwealth of the Bahamas, No. 34033, and collectively hold all the issued and outstanding shares Newport;

WHEREAS, Monique Toppin is the registered owner of 5 shares in Newport, which are represented by Share Certificate No. 4; and Kenneth Toppin is the registered owner of 4,995 shares in Newport, which are represented by Share Certificate No. 3 (together, the “Shares,” and “Share Certificates”);

WHEREAS, the Trustees, having said Shares placed in their names for the benefit of Unicoin, Inc., the latter having paid sufficient consideration, the intent being that the Trustees shall hold said Shares only for and on behalf of, and in trust for the Beneficiary as set forth in this declaration of trust;

NOW, THEREFORE, this Declaration of Trust Witnesses as follows:

1. The Trustees collectively declare that they hold the Shares for and on behalf of, and in trust for the Beneficiary, and agree to act jointly and severally in accordance with the terms of this Declaration.

2. The Trustees shall hold in trust for the benefit of the Beneficiary, all dividends, bonuses, moneys, and other rights or benefits accrued or to accrue upon or in respect of the Shares. Trustee shall account for, dispose of, or remit said amounts and dividends to the Beneficiary in such manner the Beneficiary may from time to time direct the Trustee.

3. The Trustees covenant and agree to exercise all voting and other rights pertaining to the Shares in such manner as the Beneficiary may from time to time direct the Trustee, and to execute all proxies requested by the Beneficiary to enable the latter to exercise the voting rights pertaining to the Shares.

4. The Trustees shall enter into, execute and deliver as nominee for the Beneficiary only, all such documents, instruments and other agreements as may from time to time be requested by the Beneficiary in connection with the Shares.

5. The Trustees shall promptly transmit to the Beneficiary all notices, claims, demands or other communications which the Trustees receive relating to the Shares, including notices of shareholder meetings.

6. The Trustees agree not to sell, transfer, assign, or pledge the Shares or any interest therein, except that the Trustees hereby irrevocably constitute the Beneficiary as the Trustees’ attorney-in-fact, with power to assign, transfer, and convey the Shares in favor of any person or persons designated by the Beneficiary. For this purpose, the Trustees authorize the Corporate Secretary of Newport to make the corresponding transfer of the Shares in the stock and transfer book of the Corporation from the Trustees’ names to that of the Beneficiary’s designee at any time upon Beneficiary’s request. The Trustees agree to coordinate amongst themselves to ensure compliance with this provision and promptly facilitate any actions required for the transfer of recorded ownership of the Shares to and in favor of the Beneficiary’s designee.

7. The powers and rights granted to the Beneficiary hereunder shall also include the irrevocable option to convert Beneficiary’s beneficiary interest in the Shares to full legal ownership without additional consideration. The Trustees collectively agree to promptly facilitate this conversion upon written notice from the Beneficiary, ensuring that the Beneficiary’s conversion rights are upheld. For this purpose, the Trustees hereby authorize the Corporate Secretary of Newport to make the corresponding transfer of the Shares in the stock and transfer book of the Corporation from the Trustees’ names to that of the Beneficiary at any time upon Beneficiary exercising its right of conversion. The Trustees agree to coordinate amongst themselves to ensure compliance with this provision and promptly facilitate any actions required for the conversion process as described hereunder.

8. To give full effect to the trusts hereby declared, the Trustees agree to DEPOSIT with the Beneficial Owner the Share Certificates for the said Shares and transfers thereof executed by each of the Trustees in blank. The Trustees AUTHORIZE the Beneficial Owner at any time to complete such transfer or conversion by inserting therein the Beneficiary’s name or of any transferee and the date of such transfer or conversion, and to complete the same in any other necessary particular. The Trustees agree to coordinate amongst themselves to ensure compliance with this provision and promptly facilitate any actions required for the transfer or conversion process.

9. This Trust Declaration is irrevocable except by the express written consent of the Beneficiary. The Trustees waive any right to revoke or amend this trust except as expressly provided herein, and agree that no such revocation or amendment shall be effective without the written consent of the Beneficiary.

10. This Trust Declaration shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors, and assigns.

11. Notices. Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or a recognized over night delivery service such as FedEx.

If to the Trustees: c/o New World Properties SPV, New Providence Global Financial Centre, East Bay Street, Nassau, Bahamas, with an email copy to Armando Rubio at vanguardhealth@usa.com, or as such other address that Beneficiary may designate in writing by notice hereof from time to time.

If to the Beneficiary: Attention, Alex Konanykhin, 228 Park Ave South, 16065, New York, NY 10003, with copies to be delivered by e-email to Beneficiary’s counsel at e.serrano@unicoin.com, attention Eduardo Serrano, or at such other address that Beneficiary may designate in writing by notice hereof from time to time.

12. Death or Disability. In the event of death or disability of any Trustee, this Declaration of shall automatically terminate and full, legal ownership of the Shares shall automatically vest in the Beneficiary without further act or deed, or additional consideration.

13. Joint and Several Liability: The Trustees acknowledge and agree that they are acting jointly and severally under this Declaration. Any action taken or obligation undertaken by any Trustee shall be deemed as taken or undertaken by all Trustees collectively. Furthermore, the Trustees agree that they are jointly and severally liable for any breach of this Declaration or any act or omission related to the performance of their duties hereunder.

14. No Waiver. The waiver or failure of either party to exercise in any respect any right provided in this Trust Declaration shall not be deemed a waiver of any other right or remedy to which the party may be entitled.

15. Governing Law. This Trust Declaration shall be construed and enforced according to the laws of the of the Commonwealth of the Bahamas. Trustees warrant and represent that the entirety of this Trust Declaration is legal, valid, and enforceable under the laws of the Commonwealth of the Bahamas, and further undertake to promptly notify the Beneficiary of any changes in circumstances that may affect its legality or enforceability.

16. Severability. If any term of this Declaration is held by a court of competent jurisdiction to be invalid or unenforceable, then this Declaration, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

In Witness whereof, the parties have executed this Agreement as of the date first written above.

TRUSTEES:

/s/ Kenneth Toppin
Kenneth Toppin
Email: ktoppin07@gmail.com

/s/ Monique Toppin
Monique Toppin
Email: Moniquetoppin@gmail.com

BENEFICIARY:

Unicoin, Inc.

By:	/s/ Alex Konanykhin
Alex Konanykhin, CEO
Email: ak@unicoin.com